Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY DECLARES DIVIDEND AND

REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

EDINBURG, VA, (October 23, 2007) – The Board of Directors of Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) declared a cash dividend of $0.27 per share. The dividend is an increase of $0.11 per share or 68.8 % over the 2006 regular dividend and 8.0% per share greater than the total dividend paid in 2006 which included a special dividend of $.09 per share. The dividend will be payable November 30, 2007, to shareholders of record on November 14, 2007. The total payout to shareholders will be approximately $6.3 million.

Shentel announced financial results for the third quarter of 2007. Net income for the third quarter increased to $5.1 million, a 50.0% increase from $3.4 million for the same period in 2006. Year-to-date net income was $15.1 million, an 81.9% increase from $8.3 million for the same period in 2006, excluding the one-time, net of tax gain of $6.4 million the Telephone Company recorded in 2006 related to the liquidation of the company’s investment in Rural Telephone Bank. Fully diluted earnings per share for the third quarter and the year-to-date 2007 were $0.22 and $0.64, respectively, compared to $0.14 and $0.63 for the same periods last year. Earnings per share for all periods reflect the three-for-one stock split which occurred on August 2, 2007.

Third Quarter Highlights

For the quarter ended September 30, 2007, net income was $5.1 million, compared to $3.4 million in the third quarter of 2006. The Company’s total revenues for the third quarter of 2007 were $35.4 million, compared to $42.6 million for the same quarter in 2006. The decrease in the Company’s revenues is a result of the change in presentation of PCS revenues and expenses to conform to the new terms of the Management Agreement signed with Sprint Nextel in March 2007 retroactive to January 1, 2007. Operating income for the quarter was $8.1 million, an increase of $2.2 million from the third quarter of 2006 primarily as a result of the improved performance of the Company’s PCS operations. Net income for the third quarter of 2007 was $840 thousand less than the second quarter of 2007, primarily as a result of having a full quarter of expenses related to the 13 new Nextel stores transferred to the company in May of 2007 (including some one-time costs associated with rebranding), and an increase in the bad debt expense related to the Company’s PCS operation.

PCS Operations

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with third quarter net income of $4.1 million, a $1.6 million increase over the third quarter of 2006. Year-to-date net income was $13.3 million, compared to $6.0 million in 2006. PCS revenue decreased by $7.8 million, to a total of $21.8 million, compared to the same period last year due to the aforementioned change in presentation effective January 2007. PCS operating income was $6.9 million in the third quarter of 2007, compared to $4.5 million in the third quarter of 2006. Year-to-date operating income was $22.2 million, an increase of $11.0 million or 98.6% over the same period in 2006.

The Company’s Sprint PCS retail wireless customer count at September 30, 2007 was 178,077. During the third quarter, net retail customers increased by 5,094, a 27.6% decrease in net additions compared to the third quarter of 2006. Year-to-date, net retail customers have increased by 24,574, a 32.0% increase in net additions compared to the first nine months of 2006. Gross additions for the third quarter of 2007 were 17,057, an increase of 15.2% compared to the third quarter of 2006. The Company’s third quarter churn was 2.3% compared to 1.9% in the third quarter of 2006. The increase in churn is related to deactivations for non-payment.

Telephone Operations

Third quarter net income for the local telephone operations was $2.2 million, a decrease of $0.1 million or 3.4% from the same quarter last year. The operating income of the local telephone operations for the third quarter of 2007 was $3.2 million, a decrease of $0.3 million or 8.1% from 2006. Telephone had 24,712 voice service subscribers at September 30, 2007, a decrease of 118 from December 31, 2006.

Converged Services

The third quarter net loss for this unit was $1.5 million, an improvement of $0.3 million from the same quarter last year. At September 30, 2007, Converged Services had 25,542 data users, 10,969 video users and 3,775 voice users compared to 22,881, 8,539 and 5,741 users, respectively, at September 30, 2006. The overall increase in users resulted in an increase in revenues of 8.1% in the third quarter of 2007 relative to the third quarter of 2006. The third quarter results reflect the effect of initiating service under new contracts, improved margins and better economies of scale. The Company plans to bring four new Multi-Dwelling Unit complexes, with a total of 863 apartments, into service in the fourth quarter.

Other Operations

The Company ended the third quarter with 15,959 Dial-up and Broadband Internet customers, of which 7,604 access the service through Digital Subscriber Lines (DSL). This represents a 27.4% increase in DSL customers, but an overall decrease of 722 Internet customers from September 30, 2006. Over 30% of the Company’s voice telephone subscriber lines currently use the Company’s DSL service. However, dial-up customers, primarily outside of the Company’s DSL footprint, continue to migrate to other high-speed alternatives.

Other Information

The Company’s 2007 third quarter and year-to-date capital expenditures and commitments were $15.8 million and $25.7 million, respectively, related to additional PCS base stations and towers, switch upgrades, Converged Services’ network upgrades and new apartment complex build outs, fiber projects, technology upgrades and other capital needs. The company had cash and cash equivalents at September 30, 2007 of $23.2 million. The growth in cash of $9.7 million since December 31, 2006 is a result of cash generated from operating activities of $31.6 million exceeding funds used for capital expenditures and other investment activities of $19.8 million and debt repayments and other financing activities of $2.1 million. At September 30, 2007, the debt/equity ratio was .15; and debt as a percent of total assets was 10.4%. As previously announced, the Company completed a three-for-one stock split with a record date of August 2, 2007.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	September 30, 2007	December 31, 2006

Cash and cash equivalents	$23,202	$13,440
Other current assets	20,997	17,423
Total securities and investments	9,960	7,075

Property, plant and equipment	290,211	274,061
Less accumulated depreciation	138,535	118,417

Net property, plant and equipment	151,676	155,644

Other assets, net	13,933	14,138

Total assets	$219,768	$207,720

Current liabilities, exclusive of current maturities of long-term debt $4,212 and $4,109, respectively	$17,616	$17,171
Long-term debt, including current maturities	22,947	26,016
Total other liabilities	27,726	29,344
Total shareholders’ equity	151,479	135,189

Total liabilities and shareholders’ equity	$219,768	$207,720

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues	$35,422	$42,594	$103,571	$123,820

Cost of goods and services	12,129	18,253	34,599	52,691
Depreciation and amortization	7,544	6,613	21,856	20,266
Selling, general and administrative	7,620	11,801	22,164	36,012

Operating income	8,129	5,927	24,952	14,851

Interest expense	453	599	1,432	1,857
Other income	(733)	(179)	(1,800)	(11,340)
Income tax provision	3,302	2,126	10,195	9,547

Net income before change in accounting	5,107	3,381	15,125	14,787

Cumulative effect of a change in accounting, net of income taxes	—	—	—	(77)

Net income	$5,107	$3,381	$15,125	$14,710

Basic net income per share:
Net income before cumulative effect of a change in accounting, net of taxes	$0.22	$0.15	$0.65	$0.64

Cumulative effect of a change in accounting, net of income taxes	—	—	—	—

Net income per share, basic	$0.22	$0.15	$0.65	$0.64

Diluted net income per share:
Net income before cumulative effect of change in accounting, net of taxes	$0.22	$0.14	$0.64	$0.63

Cumulative effect of a change in accounting, net of income taxes	—	—	—	—

Net income per share, diluted	$0.22	$0.14	$0.64	$0.63